Exhibit 21.1

BPZ Energy, Inc.(1)
(Colorado)
List of Subsidiaries and Branches(2)
As of December 31, 2006

Name	Jurisdiction

BPZ Energy, Inc.(3)	Texas

BPZ Marine, Inc.	Texas

BPZ Energy, Inc., Sucursal Perú(4)	Peru

SMC Ecuador, Inc.	Delaware

SMC Ecuador, Inc., Sucursal Ecuador(5)	Ecuador

Notes:

1)                 The Company name was changed to BPZ Energy, Inc. from Navidec, Inc. on February 4, 2005.

2)                 All subsidiaries are 100% owned, directly or indirectly.

3)                 BPZ Energy, Inc. (Texas) consummated a merger with Navidec, Inc. on September 10, 2004.

4)                 BPZ Energy, Inc., Sucursal Peru, is a registered Peruvian branch office of BPZ Energy, Inc., Texas.

5)                 SMC Ecuador, Inc., Sucursal Ecuador, is a registered Ecuadorian branch office.

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